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                                                              Exhibit 3.1


                        Amendment to Article IV of Bylaws
           (Adopted February 7, 2003, effective as of April 22, 2002)

Section 2. Form.  Certificates  representing shares in this Corporation shall be
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signed by the chief  executive  officer or president or vice  president  and the secretary or an assistant secretary or treasurer or assistant treasurer and may be sealed with the seal of this Corporation or a facsimile thereof. The signature of the president or vice president and the secretary or assistant secretary or treasurer or assistant treasurer may be facsimiles if the certificate is manually signed on behalf of a transfer agent or a registrar, other than the Corporation itself or an employee of the Corporation. In case any officer who signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of its issuance.




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